Exhibit 5.1

May 20, 2025

Quanterix Corporation

900 Middlesex Turnpike

Billerica, Massachusetts 01821

Ladies and Gentlemen:

We have acted as counsel to Quanterix Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers an aggregate of 8,357,169, shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of April 28, 2025 (as amended through the date hereof, the “Merger Agreement”), by and among the Company, Wellfleet Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Akoya Biosciences, Inc., a Delaware corporation (“Akoya”), pursuant to which, among other things, Merger Sub will merge with and into Akoya, with Akoya continuing as the surviving corporation and becoming a wholly owned subsidiary of Quanterix.

We have reviewed the Merger Agreement, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company, and such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of such documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We have assumed that, prior to the issuance of any of the Shares, (a) the Registration Statement will have become effective under the Securities Act, (b) to the extent required under the Delaware General Corporation Law (the “DGCL”), the stockholders of Akoya will have approved the Merger Agreement, including the transactions contemplated thereby, and (c) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement following the satisfaction or waiver of the conditions set forth therein and in conformity with applicable requirements under the DGCL.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement has become effective under the Securities Act, the Shares, when duly issued in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the law of the District of Columbia and the DGCL.

Quanterix Corporation

May 20, 2025

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP